[Letterhead]
                                                 Frank Crystal & Co., Inc.
                                                 Financial Square
                                                 32 Old Slip
                                                 New York, NY  10005
                                                 Direct  212 504-5936
                                                 Fax  212 504-5989
                                                 800 221-5830
                                                 lambiasw@fcrystal.com
May 2, 2007

Robeco-Sage Triton Fund, L.L.C.
Robeco-Sage Multi-Strategy Fund, L.L.C
909 Third Avenue
New York, New York 10022


          Subject:   ROBECO-SAGE TRITON FUND, L.L.C.
                     ROBECO-SAGE MULTI-STRATEGY FUND, L.L.C
                     BOND PERIOD:  04/30/07 - 4/30/08
Dear Trustees:

As requested, I have examined the Fidelity Bond limit requirements, as prescribed in Rule 1 7g-1 for the two funds insured under St. Paul Fire and Marine Insurance Company Bond No. 0490PB1540. This limits analysis is based upon the total asset value of each fund as stated in the relevant renewal application.

The results of the analysis are as follows:

       Fund                       Asset Value           Required Limit
                               ($ In Millions)

Robeco Sage Triton Fund, LLC     $80 Million              $450,000

Robeco Sage Multi Strategy
Fund, LLC                        $60 Million              $400,000

                             Total Limit:                 $850,000

As you are aware, the limit under the current bond is $850,000. Therefore, according to these calculations, the bond amount is sufficient to meet requirements of Rule 17g-1.

Sincerely,

/s/  William J. Lambiase, Jr.
-------------------------------
William J. Lambiase, Jr.
Associate Director